EXHIBIT 99.1

Veritone Announces Closing of Initial Public Offering

(Newport Beach, Calif. May 18, 2017) — Veritone, Inc., a leading provider of artificial intelligence (AI) analytics and cognitive solutions, today announced the closing of its initial public offering of 2,500,000 shares of common stock at a price to the public of $15.00 per share. Veritone has granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of common stock at the initial public offering price to cover over-allotments, if any.    Veritone’s common stock commenced trading on the NASDAQ Capital Market on May 12, 2017 under the ticker symbol “VERI.” On Monday, May 15, 2017, Veritone’s common stock commenced trading on the NASDAQ Global Market.

Veritone received total net proceeds, after deducting estimated underwriting discounts and commissions and estimated offering expenses, of approximately $33.0 million. Veritone currently intends to use the net proceeds from this offering for working capital and other general corporate purposes, including funding Veritone’s growth strategies.

As discussed in the prospectus, upon the closing of the offering, in addition to receiving net proceeds from the offering, Acacia Research Corporation exercised its Primary Warrant in full to purchase an additional 2,150,335 shares of common stock, resulting in additional net proceeds to Veritone of $29.3 million; and, the lenders under the Company’s recent $8.0 million line of credit exercised their option to fund the remaining amounts available under the line, which provided Veritone an additional $4.0 million. The total net proceeds to Veritone from the initial public offering, warrant exercise and line of credit funding were approximately $66.3 million. Further, all of the principal and accrued interest under both Acacia’s $20.0 million secured promissory note and Veritone’s $8.0 million line of credit were converted into an aggregate of approximately 2.1 million shares of common stock.

Wunderlich is acting as the sole book-running manager of the offering, and as representative of the underwriters. Craig-Hallum Capital Group and Northland Capital Markets are acting as co-managers of the offering.

A registration statement relating to the securities being sold in the offering was declared effective by the Securities and Exchange Commission on May 11, 2017. This offering is being made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained from: Wunderlich, Attention: Equity Capital Markets, 6000 Poplar Avenue, Suite 150, Memphis, TN 38119, by telephone at (800) 726-0557, or by email at syndicate@wundernet.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any such state or jurisdiction.

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About Veritone

Veritone, Inc. is a leading artificial intelligence company that has developed the Veritone Platform, which unlocks the power of AI-based cognitive computing to transform and analyze unstructured public and private audio and video data for clients in the media, politics, legal and law enforcement industries. The open platform integrates an ecosystem of best-of-breed cognitive engines and powerful applications, which are orchestrated together to reveal valuable, multivariate insights from users’ data. To learn more about Veritone, please visit Veritone.com.

Safe Harbor Statement

This news release contains forward-looking statements, including without limitation statements regarding the use of proceeds received in Veritone’s initial public offering. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and many of which are beyond the control of Veritone. Actual results may differ from those projected in the forward-looking statements due to risks and uncertainties, including the Company’s ability to gain broad market acceptance of its AI platform, to add more cognitive engines and expanded functionality to its platform, to expand its customer base and reach other vertical markets, to general market and economic conditions, as well as other risk factors that are described more fully in Veritone’s registration statement on Form S-1 that was filed with the SEC. Although Veritone believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Veritone or any other person that their objectives or plans will be achieved. Veritone does not undertake any obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Contact

Pete Collins, CFO

Veritone, Inc.

(888) 507-1737

pcollins@veritone.com

Investor Relations Contact

Scott Liolios and Matt Glover

Liolios Group, Inc.

(949) 574-3860

VERI@liolios.com